                                                                    Exhibit 15.1




              LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION


Aetna Inc.
Hartford, Connecticut

Ladies and Gentlemen:

With respect to the registration statement filed on Form S-8 by Aetna Inc. and its Subsidiaries, we acknowledge our awareness of the use therein of our reports dated May 5, 1998, August 4, 1998 and November 3, 1998 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.


                                                  /s/ KPMG Peat Marwick LLP

Hartford, Connecticut
December 14, 1998